Exhibit 10.11

Annual Director Compensation

Annual Retainers:
Each non-employee director:	$40,000
Lead Director	20,000
Chairperson of the Audit Committee:	16,000
Other Audit Committee Members:	9,000
Chairperson of the Compensation Committee:	12,000
Other Compensation Committee Members:	6,000
Chairperson of the Nominating/Corporate Governance Committee:	8,000
Other Nominating/Corporate Governance Committee Members:	6,000

All retainers are payable in cash, in four equal installments on the first day of each fiscal quarter.

Meeting Fees:

Non-employee directors each receive $2,500 for each Board of Directors meeting attended in person and are reimbursed for their expenses in attending such meetings.

Equity Award:

Annually, each director shall receive a deferred stock award pursuant to the 2006 Long-Term Incentive Plan, consisting of the right to receive shares of Rent-A-Center common stock. The award shall be fully vested upon issuance and the shares covered by the award will be issued upon the termination of the director’s service as a member of the Board. With respect to the 2012 fiscal year, such award shall be made effective as of January 2, 2012 and shall be valued at $85,000.